Exhibit 10.1

LEASE AMENDING AND EXTENSION AGREEMENT

THIS AGREEMENT is dated the 6th day of January, 2010

B E T W E E N :

T.E.C. LEASEHOLDS LIMITED

(the “Landlord”)

OF THE FIRST PART

- and -

LEARNING TREE INTERNATIONAL INC.

(the “Tenant”)

OF THE SECOND PART

WHEREAS:

A.      By a lease dated March 6, 2000, and made between the Landlord and the Tenant (the “Original Lease”), the Landlord leased to the Tenant for and during a term of Ten (10) years and Two (2) months, from and including September 1, 2000, to and including October 31, 2010 (the “Term”), subject to and upon the terms, covenants and conditions contained in the Lease, certain premises containing an area of approximately 14,000 square feet on the 10th floor (the “Premises”), located at 1 Dundas Street West (the “Building”), in the City of Toronto, in the Province of Ontario, and which are shown on Schedule “B” attached to the Lease;

B.      By a Lease Amending Agreement dated July 5, 2000 (the “First Lease Amending Agreement”), the Premises was expanded to include the entire 10th Floor of the Building, and the Original Lease was otherwise amended as set out therein;

C.      By a Lease Amending Agreement dated May 22, 2007 (the “Second Lease Amending Agreement”), Section 1.04 (Use and Conduct of Business) was amended, and the Original Lease was otherwise amended as set out therein. The Original Lease, the First and Second Lease Amending Agreements shall hereinafter be referred to together as the “Lease”;

D.      The Premises have been certified to contain seventeen thousand, two hundred and seven (17,207) square feet; and

E.      The Landlord and the Tenant have agreed to amend the Lease in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of Two Dollars ($2.00) now paid by each of the Parties to the other (the receipt and sufficiency whereof is hereby acknowledged), and other mutual covenants and agreements, the Parties do hereby agree as follows:

1.      The Parties hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.

2.      The Term of the Lease is hereby extended for a further period of ten (10) years, (the “Extension of Term”), to be computed from November 1, 2010 and to be fully completed and ended on October 31, 2020.

3.      The Extension of Term shall be upon the same terms and conditions as are contained in the Lease except as set out in this Agreement. The Tenant shall accept the Premises during the Extension of Term on an “as is” basis, subject to the Landlord’s repair and maintenance obligations under the Lease, with no inducement or allowance payable or rent free period.

4.      The Lease is hereby amended as of the Effective Date as follows:

(a)	Section 2.02 (Net Rent) of the Lease is amended by deleting it in its entirety and replacing it with the following:

“The Tenant shall pay Net Rent based on the following annual rates:

(i)	during the period from and including November 1, 2010 to and including October 31, 2015, the annual sum of TWO HUNDRED AND TWENTY-SEVEN THOUSAND, ONE HUNDRED AND THIRTY-TWO DOLLARS AND FORTY CENTS ($227,132.40) payable in equal consecutive monthly installments of EIGHTEEN THOUSAND, NINE HUNDRED AND TWENTY-SEVEN DOLLARS AND SEVENTY CENTS ($18,927.70) each in advance on the first day of each calendar month during the aforesaid period, based upon an annual rate of THIRTEEN DOLLARS AND TWENTY CENTS ($13.20) per square foot of the Rentable Area of the Premises; and

(ii)	during the period from and including November 1, 2015 to and including October 31, 2020, the annual sum of TWO HUNDRED AND SEVENTY-FOUR THOUSAND, FOUR HUNDRED AND FIFTY-ONE DOLLARS AND SIXTY-FIVE CENTS ($274,451.65) payable in equal consecutive monthly instalments of TWENTY-TWO THOUSAND, EIGHT HUNDRED AND SEVENTY DOLLARS AND NINTEY-SEVEN CENTS ($22,870.97) each in advance on the first day of each calendar month during the aforesaid period, based upon an annual rate of FIFTEEN DOLLARS AND NINETY-FIVE CENTS ($15.95) per square foot of the Rentable Area of the Premises.”

(b)	Section 2.03 (Payment of Operating Costs) is amended by adding the following:

“Subject to the Required Conditions and notwithstanding the foregoing provisions of this Section, during the first two Fiscal Year periods of the Extension of Term (being from November 1, 2010 to October 31, 2011 and from November 1, 2011 to October 31, 2012, respectively) the Tenant’s Proportionate Share of Operating Costs shall not increase by more than Four and One-Half percent (4.5%), over the aggregate amount of the Tenant’s Proportionate Share of Operating Costs payable on a per square foot basis in the prior Fiscal Year of the Term. The Tenant will again pay its full proportionate share of Operating Costs for the period commencing on November 1, 2012 and thereafter for the balance of the Term.”

(c)	Section 2.09 (Adjustment of Areas) is amended by adding the following:

“Notwithstanding the foregoing, provided the Premises are not relocated, and/or the Net Rentable Area of the Premises is not increased or decreased due to the Tenant adding additional space to the Premises or due to the Tenant surrendering a portion of the Premises (with the Landlord’s consent), the Landlord agrees that neither the Rentable Area nor the Net Rentable Area of any full floor of the Premises as at the Commencement Date will not change during the Term as a result of changes in the Building or common areas or as a result of a revised BOMA standard.”

(d)	Sections 11.17 (Rent Free Period), 11.18 (Space Planning) and 11.19 (Landlord’s Work) of the Lease are deleted.

(e)	Section 11.20 (Tenant’s Work) is amended by deleting the second sentence in paragraph one.

(f)	For clarity, Section 11.21 (Option to Extend Term) remains in effect and will be available to the Tenant at the end of the Extension of Term.

(g)	Section 11.25 (Restrictive Covenant) is amended by deleting the last two lines of the first paragraph and replacing it with the following:

“Nexient Learning, CTE Solutions, Global Knowledge, Pink Elephant, Cybercan Technology Solutions, CTC Train Canada, Canadian Management Centre and ESI Canada.”

(h)	Section 11.26 (Tenant’s Right to Terminate) is added to the Lease as follows:

“Section 11.26 Tenant’s Right to Terminate

Subject to the Required Conditions and either (a) the Tenant’s business has been sold to an arm’s length third party with the Landlord’s consent as required by this Lease, or (b) the Tenant ceases to operate in the City of Toronto, then the Tenant shall have a “once only” right to terminate this Lease effective on October 31, 2017 (the “Termination Date”) upon giving the Landlord at least twelve (12) months prior written notice (the “Notice”) of its intention to terminate this Lease. If the Tenant exercises its right as aforesaid, the Tenant:

(i)	covenants and agrees to surrender the Premises, in accordance with the terms and conditions set out in this Lease, and deliver up vacant possession thereof to the Landlord on the Termination Date and all Net Rent and Additional Rent shall be adjusted as of the Termination Date. All amounts due and owing by the Tenant pursuant to this Lease, accruing up to the Termination Date shall become due and payable in full as of the Termination Date; and

(ii)	shall pay to the Landlord, not later than six (6) months prior to the Termination Date, an amount equal to six (6) months Net Rent and Additional Rent plus G.S.T. payable for the six (6) month period immediately following the Termination Date. This amount will be deemed to represent Rent and if the Tenant fails to pay such amount to the Landlord, the Landlord will have all the remedies available to it for the non-payment of Rent.

The Tenant acknowledges and agrees that the payments reference in subparagraphs (i) and (ii) shall be subject to readjustments and year end reconciliations. The Tenant agrees to execute such documentation as may be required by the Landlord in order to give effect to the foregoing. If the Tenant fails to exercise its right contained in this Section 11.26 within the time limit set out herein, then the Tenant’s right will be deemed null and void and of no further force or effect.”

(i)	Section 11.27 (Continuous Occupancy) is added to the Lease as follows:

“Section 11.27 Continuous Occupancy

Subject to the Required Conditions, save and except for the requirement for the Tenant itself to be in possession of and conducting business in the whole of the Premises, the Tenant shall not be required to remain open for business or physically occupy the Premises during the Term or any renewal or extension thereof, but may, subject to complying with other provisions of this Lease, including its requirement to pay Rent, vacate the Premises at any time. If the Tenant ceases to remain open for business or physically occupy the Premises for two (2) consecutive months, then the Landlord shall have the right at any time thereafter to provide notice to the Tenant of its’ intention to terminate the Lease within thirty (30) days. The Tenant shall then have ten (10) days from receipt thereof to either: I) accept such notice or II) indicate to the Landlord the date on which they will re-occupy the Premises, which such occupancy date shall not be more than ninety (90) days after the Tenant’s notice.”

(j)	The definition “Event of Default” in Schedule “C” is amended by deleting subsection (h) and replacing it with the following:

“(h) the Tenant abandons or attempts to abandon the Premises or disposes of its goods so that there would not after such disposal be sufficient goods of the Tenant on the Premises subject to distress to satisfy Rent for at least three (3) months.”

(k)	Schedule “C” is amended by adding the definition of Required Conditions as follows:

“27A. “Required Conditions” means that the Tenant is the original Tenant Learning Tree International Inc. or a Permitted Assignee pursuant to Section 8.01A, and that the Tenant is not in default beyond any applicable cure period under this Lease during the Term hereof, and that the Tenant is itself in possession of and conducting business in the whole of the Premises in accordance with this Lease.

(l)	Appendix “A” attached to this Agreement, is hereby added to the Lease as Schedule “E” (Architect’s Certificate).

5.      The Parties confirm that in all other respects, the terms, covenants and conditions of the Lease remain unchanged and in full force and effect, except as modified by this Agreement. It is understood and agreed that all terms and expressions when used in this agreement, unless a contrary intention is expressed herein, have the same meaning as they have in the Lease.

6.      This Agreement shall enure to the benefit of and be binding upon the Parties hereto, the successors and assigns of the Landlord and the permitted successors and permitted assigns of the Tenant.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first above written.

)	T.E.C. LEASEHOLDS LIMITED
)	(Landlord)
)
)	Per: s/ E. Williamson
)	Authorized Signature
)
)	Per: s/ Rory MacLeod
)	Vice President Toronto Eaton Centre
)
)	I/We have authority to bind the corporation.
)
)	LEARNING TREE INTERNATIONAL INC.
)	(Tenant)
)
)	Per: s/ Nicholas R. Schacht
)	Nicholas R. Schacht
)	Chief Executive Officer
)
)	I/We have authority to bind the corporation.